Exhibit 99.1

Contacts:

Vincent Zanna

SVP, Finance & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2017 RESULTS

COMPANY PROVIDES UPDATE ON CAPITAL STRUCTURE EFFORTS

NEW YORK, June 12, 2017— J.Crew Group, Inc. (the “Company”) today announced financial results for the three months ended April 29, 2017.

First Quarter highlights:

•	Total revenues decreased 6% to $532.0 million. Comparable company sales decreased 9% following a decrease of 7% in the first quarter last year.
•	J.Crew sales decreased 11% to $428.5 million. J.Crew comparable sales decreased 12% following a decrease of 8% in the first quarter last year.
•	Madewell sales increased 17% to $84.7 million. Madewell comparable sales increased 10% following an increase of 6% in the first quarter last year.
•	Gross margin was 35.4% compared to 36.1% in the first quarter last year.
•	Selling, general and administrative expenses were $210.4 million, or 39.6% of revenues, compared to $192.2 million, or 33.9% of revenues in the first quarter last year.
•

Operating loss was $153.3 million compared with operating income of $7.3 million in the first quarter last year. The operating loss includes (i) pre-tax, non-cash impairment charges of $131.2 million and (ii) a charge of $10.7 million for severance and related costs associated with the Company’s workforce reduction in April 2017. Operating income last year includes pre-tax, non-cash impairment charges of $5.4 million.

•

Net loss was $123.3 million compared to a net loss of $8.0 million in the first quarter last year. The net loss this year reflects the impact of (i) the non-cash impairment charges and (ii) the charge for severance and related costs. The net loss last year reflects the impact of non-cash impairment charges.

•

Adjusted EBITDA was $26.6 million compared to $45.4 million in the first quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “While we are disappointed with our first quarter earnings, we are optimistic regarding the work we have underway to improve our business. We have a clear vision and action plan in place to meet our customers’ needs - wherever and however they choose to shop. I look forward to transitioning my role to chairman and to working with our new CEO, Jim Brett, as he takes the reins in July and continues to position J.Crew for long term success.”

Balance Sheet highlights:

•	Cash and cash equivalents were $104.6 million compared to $54.7 million at the end of the first quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,503 million compared to $1,515 million at the end of the first quarter last year. There were no outstanding borrowings under the ABL Facility at April 29, 2017 or April 30, 2016. As of the date of this release, there were no outstanding borrowings under the ABL Facility with excess availability of approximately $320 million.

•

Inventories were $325.0 million compared to $391.4 million at the end of the first quarter last year. Inventories decreased 17% and inventories per square foot decreased 19% compared to the end of the first quarter last year.

First Quarter Impairment

During the first quarter of fiscal 2017, the Company recorded a non-cash impairment charge of $129.8 million related to the intangible asset for the J.Crew trade name. After recording the impairment charge in the first quarter, the carrying value of the J.Crew trade name was $250.2 million at April 29, 2017. If operating results decline below the Company’s current expectations, additional impairment charges may be recorded in the future.

This impairment charge does not have an effect on the Company’s operations, liquidity or financial covenants, and does not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Guidance

In light of the announcement today regarding the Company’s efforts to enhance its capital structure, the Company is providing certain updates to its fiscal 2017 Adjusted EBITDA guidance. Investors should not expect the Company to provide interim quarterly updates of guidance or outlook in conjunction with quarterly earnings reports and conference calls in the future. The Company undertakes no obligation to update guidance in the future, and its decision not to update such information should not be understood to be an affirmation of past guidance.

The Company previously provided guidance that Adjusted EBITDA for fiscal 2017 was expected to be in the range of $190 million to $210 million, which includes an anticipated $50 million benefit driven primarily by lower product costs and other efficiencies in connection with its strategic sourcing and supply chain initiative. The Company continues to believe, despite its first quarter performance, that its prior guidance range is achievable.

Announcement Regarding Capital Structure Efforts

Today the Company announced that it has reached agreement with certain holders of PIK Notes that also hold a portion of loans under the Term Loan Facility to conduct a series of transactions to enhance its capital structure. For further information regarding these potential transactions, the Company refers you to the publicly filed Form 8-K and other public information it is releasing concurrently with this release.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of the Company, issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”).

The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the financial statements of the Company.

On April 28, 2017, the Issuer delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the November 1, 2017 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash. The PIK election will increase the outstanding principal balance of the PIK Notes by $24.1 million to $590.6 million. Therefore, the Company will not pay a dividend to the Issuer in the fourth quarter of fiscal 2017 to fund a semi-annual interest payment. Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 12, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until June 19, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13662386.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of June 12, 2017, the Company operates 278 J.Crew retail stores, 117 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, and 178 factory stores (including 39 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the Company’s 2017 guidance, the efforts to enhance its capital structure, projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, the retirement, repurchase or exchange of its indebtedness or the indebtedness of its indirect parent, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to attract and retain key personnel,  its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, adverse or unseasonable weather, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	First Quarter Fiscal 2017	First Quarter Fiscal 2016
Net sales:
J.Crew	$428,500	$480,756
Madewell	84,680	72,463
Other	18,786	14,280
Total revenues	531,966	567,499
Cost of goods sold, including buying and occupancy costs	343,729	362,545
Gross profit	188,237	204,954
As a percent of revenues	35.4%	36.1%
Selling, general and administrative expenses	210,423	192,235
As a percent of revenues	39.6%	33.9%
Impairment losses	131,157	5,396
Operating income (loss)	(153,343)	7,323
As a percent of revenues	(28.8)%	1.3%
Interest expense, net	20,436	18,215
Loss before income taxes	(173,779)	(10,892)
Benefit for income taxes	(50,484)	(2,851)
Net loss	$(123,295)	$(8,041)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	April 29, 2017	January 28, 2017	April 30, 2016
Assets
Current assets:
Cash and cash equivalents	$104,568	$132,226	$54,690
Inventories	324,977	314,492	391,360
Prepaid expenses and other current assets	76,667	59,494	69,436
Total current assets	506,212	506,212	515,486
Property and equipment, net	344,503	362,187	387,836
Intangible assets, net	318,116	450,204	457,720
Goodwill	107,900	107,900	107,900
Other assets	5,530	6,207	8,329
Total assets	$1,282,261	$1,432,710	$1,477,271

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$214,173	$194,494	$236,230
Other current liabilities	171,714	157,141	156,943
Interest payable	5,091	7,977	5,293
Income taxes payable to Parent	25,973	25,215	9,967
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	432,621	400,497	424,103
Long-term debt, net	1,487,736	1,494,490	1,499,080
Lease-related deferred credits, net	130,195	132,566	135,086
Deferred income taxes, net	97,614	148,200	142,610
Other liabilities	41,122	43,168	53,068
Stockholders’ deficit	(907,027)	(786,211)	(776,676)
Total liabilities and stockholders’ deficit	$1,282,261	$1,432,710	$1,477,271

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	First Quarter Fiscal 2017	First Quarter Fiscal 2016
Net loss	$(123.3)	$(8.0)
Benefit for income taxes	(50.5)	(2.9)
Interest expense	20.4	18.2
Depreciation and amortization (including intangible assets)	27.5	29.3
EBITDA	(125.9)	36.6
Impairment losses	131.2	5.4
Charges related to a workforce reduction	10.7	—
Transformation costs	5.6	—
Debt transaction costs	2.5	—
Sponsor monitoring fees	2.4	2.6
Share-based compensation	0.2	0.4
Amortization of lease commitments	(0.1)	0.4
Adjusted EBITDA	26.6	45.4
Taxes paid	—	(0.1)
Interest paid	(21.9)	(18.2)
Changes in working capital	(16.0)	(37.7)
Cash flows from operating activities	(11.3)	(10.6)
Cash flows from investing activities	(8.3)	(19.1)
Cash flows from financing activities	(7.8)	(3.9)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.2)	0.5
Decrease in cash	(27.6)	(33.1)
Cash and cash equivalents, beginning	132.2	87.8
Cash and cash equivalents, ending	$104.6	$54.7

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2017
Period	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter(3)	575	3	(5)	573
Balance of Year(4)	573	9	(15)	567
Fiscal 2017	575	12	(20)	567

	Fiscal 2017
Period	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter(3)	3,165,295	8,934	(25,730)	3,148,499
Balance of Year(4)	3,148,499	33,877	(77,455)	3,104,921
Fiscal 2017	3,165,295	42,811	(103,185)	3,104,921
(1)	Store count and square footage summary includes one retail store and one Madewell store that are temporarily closed at the time of this announcement and that are expected to re-open in August 2017.
(2)	The Company projects to open one retail, one factory and 10 Madewell stores during fiscal 2017. The Company expects to close at least 20 stores during fiscal 2017.
(3)	Reflects actual activity.
(4)	Reflects projected activity.